Exhibit 99.3.1
                                                                  --------------

PaulHastings /

Paul, Hastings, Janofsky & Walker LLP
399 Park Avenue, 31st Floor, New York, New York 10022-4697 telephone 212-318-6000 / facsimile 212-319-4090 / internet www.paulhastings.com

75 East 55th Street, New York, New York, 10022-3205 telephone 212-318-6000 / facsimile 212-339-9150 / internet www.paulhastings.com

Atlanta / Costa Mesa / London / Los Angeles / San Francisco / Stamford / Tokyo / Washington, D.C.



                                February 8, 2002


Glickenhaus & Co.
6 East 43rd Street
New York, New York  10017

Lebenthal & Co., Inc.
120 Broadway
New York, New York  10271-0005

            Re:  Empire State Municipal Exempt Trust,
                 Guaranteed Series 162
                 ------------------------------------

Dear Sirs:

            We have acted as special counsel for Glickenhaus & Co. and Lebenthal & Co., Inc., as Depositors, Sponsors and Principal Underwriters (collectively, the "Depositors") of Empire State Municipal Exempt Trust, Guaranteed Series 162 (the "Trust") in connection with the issuance by the Trust of 5,000 units of fractional undivided interest (collectively, the "Units") in the Trust. Pursuant to the Trust Agreement referred to below, the Depositors have transferred to the Trust certain long-term bonds and contracts to purchase certain long-term bonds together with an irrevocable letter of credit to be held by the Trustee upon the terms and conditions set forth in the Trust Agreement. (All bonds to be acquired by the Trust are collectively referred to as the "Bonds").

     In connection with our representation, we have examined copies of the following documents relating to the creation of the Trust and the issuance and sale of the Units: (a) the Trust Indenture and Agreement and related Reference Trust Agreement, each of even date herewith, relating to the Trust (the "Trust Agreement") among the Depositors, the Bank of New York, as Trustee, and Interactive Data Corp., as Evaluator; (b) the notification of registration on Form N-8A and the Registration

Glickenhaus & Co.
February 8, 2002

Statement on Form N-8B-2, as amended, relating to the Trust, as filed with the Securities and Exchange Commission (the "Commission") pursuant to the Investment Company Act of 1940 (the "1940 Act"); (c) the Registration Statement on Form S-6 (Registration No. 333-68904) filed with the Commission pursuant to the Securities Act of 1933 (the "1933 Act"), and Amendment No. 1 thereto (said Registration Statement, as amended by said Amendment No. 1, being herein called the "Registration Statement"); (d) the proposed form of final Prospectus (the "Prospectus") relating to the Units, which is expected to be filed with the Commission this day; (e) certified resolutions of Lebenthal & Co. Inc., authorizing the execution and delivery by it of the Trust Agreement and the consummation of the transactions contemplated thereby; (f) the Certificate of Incorporation and By-Laws of Lebenthal & Co., Inc. and the Restated Agreement of Limited Partnership of Glickenhaus & Co.; and (g) a certificate of an authorized officer or partner of each of the Depositors with respect to certain factual matters contained therein.

            We have also examined the applications for orders of exemption from certain provisions of the 1940 Act, and the amendments thereto, filed with the Commission on May 23, 1978 (file no. 812-4315), on November 7, 1978 (file no. 812-4389), on September 10, 1980 (file no. 812-4734) and on November 9, 1984
(file no. 812-5980) and the related orders issued by the Commission with respect thereto on June 20, 1978, January 10, 1979, December 31, 1980 and February 22, 1985, respectively.

            We have not reviewed the financial statements, compilation of the Bonds held by the Trust, or other financial or statistical data contained in the Registration Statement and the Prospectus, as to which you have been furnished with the reports of the accountants appearing in the Registration Statement and the Prospectus.

            In addition, we have assumed the genuineness of all agreements, instruments and documents submitted to us as originals and the conformity to originals of all copies thereof submitted to us. We have also assumed the genuineness of all signatures and the legal capacity of all persons executing agreements, instruments and documents examined or relied upon by us.

            In addition, with respect to the opinion set forth in paragraph (1) below, and insofar as that opinion relates to Glickenhaus & Co., we have relied, with their approval, on the opinion of Tannenbaum Helpern Syracuse & Hirsctritt dated of even date herewith.

            Statements in this opinion as to the validity, binding effect and enforceability of agreements, instruments and documents are subject: (i) to limitations as to enforceability imposed by bankruptcy, reorganization, moratorium, insolvency and other laws of general application relating to or affecting the enforceability of creditors' rights, and (ii) to limitations under equitable principles governing the availability of equitable remedies.

Glickenhaus & Co.
February 8, 2002



            We are not admitted to the practice of law in any jurisdiction but the State of New York and we do not hold ourselves out as experts in or express any opinion as to the laws of other states or jurisdictions except as to matters of Federal and Delaware corporate law.

            Based exclusively on the foregoing, we are of the opinion that under existing law:

            (1) The Trust Agreement has been duly authorized and entered into by an authorized officer or General Partner of each of the Depositors and is a valid and binding obligation of the Depositors in accordance with their terms.

            (2) The execution and delivery of the Certificates evidencing the Units has been duly authorized by the Depositors and such Certificates, when executed by the Depositors and the Trustee in accordance with the provisions of the Certificates and the Trust Agreement and issued for the consideration contemplated therein, will constitute fractional undivided interests in the Trust, will be entitled to the benefits of the Trust Agreement, will conform in all material respects to the description thereof for the Units as provided in the Trust Agreement and the Registration Statement, and the Units will be fully paid and non-assessable by the Trust.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement and in the Prospectus under the headings "Tax Status" and "Legal Opinions". We authorize you to deliver copies of this opinion to the Trustee and the Underwriters named in Schedule A to the Master Agreement Among Underwriters relating to the Trust and the Trustee may rely on this opinion as fully and to the same extent as if it had been addressed to it.

            This opinion is intended solely for the benefit of the addressees and the Trustee in connection with the issuance of the Units of the Trust and may not be relied upon in any other manner or by any other person without our express written consent.

Very truly yours,

/s/ Paul, Hastings, Janofsky & Walker LLP
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Paul, Hastings, Janofsky & Walker LLP